Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Third Quarter Ended September 30, 2015

MECHANICSBURG, PENNSYLVANIA — October 29, 2015 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2015.

For the third quarter ended September 30, 2015, net operating revenues increased 34.7% to $1,021.1 million, compared to $758.1 million for the same quarter, prior year.  Income from operations was $48.2 million for the third quarter ended September 30, 2015, compared to $66.0 million for the same quarter, prior year.  Income before income taxes included a non-operating, one-time gain of $29.6 million on the sale of an equity investment in the third quarter ended September 30, 2015. Net income attributable to Select Medical was $29.4 million for the third quarter ended September 30, 2015, compared to $26.5 million for the same quarter, prior year.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, equity in earnings (losses) of unconsolidated subsidiaries, and gain on sale of equity investment (“Adjusted EBITDA”) for the third quarter ended September 30, 2015 decreased to $84.5 million, compared to $86.8 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. Income per common share for the third quarter ended September 30, 2015 was $0.22 on a fully diluted basis compared to income per common share of $0.20 for the same quarter, prior year.

For the nine months ended September 30, 2015, net operating revenues increased 17.9% to $2,703.5 million compared to $2,293.4 million for the same period, prior year.  Income from operations was $212.5 million for the nine months ended September 30, 2015, compared to $226.7 million for the same period, prior year. Income before income taxes included a non-operating, one-time gain of $29.6 million on the sale of an equity investment in the nine months ended September 30, 2015. Net income attributable to Select Medical was $101.4 million for the nine months ended September 30, 2015, compared to $94.9 million for the same period, prior year.  Net income attributable to Select Medical for the nine months ended September 30, 2014 includes a loss on early retirement of debt, net of tax, of $1.4 million.  Adjusted EBITDA for the nine months ended September 30, 2015 increased 4.7% to $298.3 million compared to $285.0 million for the same period, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the nine months ended September 30, 2015 was $0.77 on a fully diluted basis compared to income per common share of $0.71 for the nine months ended September 30, 2014.  Excluding the loss related to the early retirement of debt and the related tax effect, adjusted income per common share was $0.72 per diluted share for the nine months ended September 30, 2014.  A reconciliation of net income per common share to adjusted income per common share for the nine months ended September 30, 2014 is presented in table IX of this release.

Specialty Hospital Segment

For the third quarter ended September 30, 2015, net operating revenues for the specialty hospital segment increased 1.1% to $562.3 million, compared to $556.3 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospital segment decreased to $53.7 million for the third quarter ended September 30, 2015, compared to $81.0 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 9.5% for the third quarter ended September 30, 2015, compared to 14.6% for the same quarter, prior year.  The Adjusted EBITDA results for the specialty hospital segment include start-up losses of approximately $3.1 million for the third quarter ended September 30, 2015 and $3.9 million for the same quarter, prior year.  Certain specialty hospital key statistics for both the third quarter ended September 30, 2015 and 2014 are presented in table VI of this release.

For the nine months ended September 30, 2015, net operating revenues for the specialty hospital segment increased 4.4% to $1,753.4 million, compared to $1,678.8 million for the same period, prior year.  Adjusted EBITDA for the specialty hospital segment for the nine months ended September 30, 2015 decreased to $241.6 million, compared to $261.8 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 13.8% for the nine months ended September 30, 2015, compared to 15.6% for the same period, prior year.  The Adjusted EBITDA results for the specialty hospital segment include start-up losses of approximately $11.9 million for the nine months ended September 30, 2015 and $8.6 million for the same period, prior year.  Certain specialty hospital key statistics for both the nine months ended September 30, 2015 and 2014 are presented in table VII of this release.

Outpatient Rehabilitation Segment

For the third quarter ended September 30, 2015, net operating revenues for the outpatient rehabilitation segment decreased to $199.6 million, compared to $201.7 million for the same quarter, prior year.  Adjusted EBITDA for the outpatient rehabilitation segment increased 3.5% to $23.8 million for the third quarter ended September 30, 2015, compared to $23.0 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 11.9% for the third quarter ended September 30, 2015, compared to 11.4% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for both the third quarter ended September 30, 2015 and 2014 are presented in table VI of this release.

For the nine months ended September 30, 2015, net operating revenues for the outpatient rehabilitation segment decreased to $603.8 million, compared to $614.4 million for the same period, prior year.  Adjusted EBITDA for the outpatient rehabilitation segment for the nine months ended September 30, 2015 increased 0.3% to $74.7 million, compared to $74.4 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 12.4% for the nine months ended September 30, 2015, compared to 12.1% for the same period, prior year.  Certain outpatient rehabilitation key statistics for both the nine months ended September 30, 2015 and 2014 are presented in table VII of this release.

Concentra Segment

On June 1, 2015, MJ Acquisition Corporation, a joint venture that Select Medical created with Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS”), consummated the acquisition of Concentra Inc. (“Concentra”), which provides occupational health, consumer health, physical therapy, and veteran’s healthcare services throughout the United States. Select Medical owns 50.1% of the voting interests of Concentra Group Holdings, LLC, the indirect parent of Concentra. Concentra’s financial results are consolidated with Select Medical’s effective June 1, 2015.

For the third quarter ended September 30, 2015, net operating revenues for the Concentra segment were $259.0 million.  Adjusted EBITDA for the Concentra segment was $25.6 million for the third quarter ended September 30, 2015.  The Adjusted EBITDA margin for the Concentra segment was

9.9% for the third quarter ended September 30, 2015.  Certain Concentra key statistics for the third quarter ended September 30, 2015 are presented in table VI of this release.

For the period beginning June 1, 2015 through September 30, 2015, net operating revenues for the Concentra segment were $345.8 million.  Adjusted EBITDA for the Concentra segment was $36.8 million for the period ended September 30, 2015.  The Adjusted EBITDA margin for the Concentra segment was 10.6% for the period ended September 30, 2015.  Certain Concentra key statistics for the period ended September 30, 2015 are presented in table VII of this release.

Stock Repurchase Program

The board of directors of Select Medical has authorized a $500.0 million stock repurchase program that will remain in effect until December 31, 2016, unless extended or earlier terminated by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  Select Medical is funding this program with cash on hand and borrowings under Select’s revolving facility. During the three and nine months ended September 30, 2015, Holdings repurchased 1,032,334 shares at a cost of approximately $13.6 million, an average cost per share of $13.20, which includes transaction costs. Since the inception of the program through September 30, 2015, Holdings has repurchased 35,924,128 shares at a cost of approximately $314.7 million, or $8.76 per share, which includes transaction costs.

Business Outlook

Select Medical is updating its most recent business outlook after reporting third quarter 2015 financial performance. We now expect for the full year of 2015 consolidated net operating revenues to be in the range of $3.675 billion to $3.725 billion, Adjusted EBITDA in the range of $400.0 million to $410.0 million and fully diluted income per common share for the full year 2015 to be in the range of $0.92 to $0.97.

The Concentra segment is expected to contribute approximately $575.0 million of net operating revenues, approximately $55.0 million of Adjusted EBITDA and approximately $0.01 fully diluted income per common share, which amounts are included in the above revised business outlook.

Select Medical’s business outlook includes expected Adjusted EBITDA start-up losses during the full year 2015 of approximately $17.0 million at Select Medical’s long term acute care hospitals and inpatient rehabilitation facilities recently opened or under development.

Conference Call

Select Medical will host a conference call regarding its third quarter results and its business outlook on Friday, October 30, 2015, at 9:00am EDT. The domestic dial in number for the call is 1-877-474-9506. The international dial in number is 1-857-244-7559. The passcode for the call is 13517703. The conference call will be webcast simultaneously and can be accessed at Select Medical’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, November 6, 2015. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 47193544. The replay can also be accessed at Select Medical’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities.  On June 1, 2015, a joint venture created by Select Medical and WCAS consummated the acquisition of Concentra, which provides occupational health, consumer health, physical therapy, and veteran’s healthcare services throughout the United States.  As of September 30, 2015, Select Medical operated 110 long term acute care hospitals and 17 acute medical rehabilitation hospitals in 28 states, and 1,033 outpatient rehabilitation clinics in 31 states and the District of Columbia.  Select Medical’s contract therapy business provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools, and work sites.  Concentra operated 300 centers in 38 states.  Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics.  Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                    changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                    the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                    the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    our plans and expectations related to the Concentra acquisition, including expectations regarding the expected capital expenditures related to the acquisition, and our ability to realize anticipated synergies;

•                    private third-party payors for our services may undertake future cost containment initiatives that could limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                    the loss of key members of our management team could significantly disrupt our operations;

•                    the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading “Risk Factors” of our quarterly report on Form 10-Q and of the annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2014 and 2015

(In thousands, except per share amounts, unaudited)

	2014	2015	% Change

Net operating revenues	$758,069	$1,021,123	34.7%

Costs and expenses:
Cost of services	644,392	900,949	39.8%
General and administrative	19,719	22,201	12.6%
Bad debt expense	10,357	18,287	76.6%
Depreciation and amortization	17,584	31,472	79.0%

Income from operations	66,017	48,214	(27.0)%

Equity in earnings of unconsolidated subsidiaries	1,988	6,348	219.3%
Gain on sale of equity investment	—	29,647	N/M
Interest expense	(21,753)	(33,052)	51.9%

Income before income taxes	46,252	51,157	10.6%

Income tax expense	17,956	18,347	2.2%

Net income	28,296	32,810	16.0%

Less: Net income attributable to non-controlling interests	1,766	3,404	92.8%

Net income attributable to Select Medical Holdings Corporation	$26,530	$29,406	10.8%

Weighted average shares outstanding(1):
Basic	126,639	127,386
Diluted	127,029	127,649

Income per common share(1):
Basic	$0.20	$0.22
Diluted	$0.20	$0.22

Dividends paid per share	$0.10	$—

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $0.9 million and $0.8 million for the three months ended September 30, 2015 and 2014, respectively.  Unvested restricted weighted average shares were 4,127 thousand and 3,978 thousand for the three months ended September 30, 2015 and 2014, respectively.

N/M - Not Meaningful

II.  Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2014 and 2015

(In thousands, except per share amounts, unaudited)

	2014	2015	% Change

Net operating revenues	$2,293,409	$2,703,531	17.9%

Costs and expenses:
Cost of services	1,926,037	2,309,213	19.9%
General and administrative	57,219	67,917	18.7%
Bad debt expense	32,490	43,243	33.1%
Depreciation and amortization	51,009	70,668	38.5%

Income from operations	226,654	212,490	(6.2)%

Loss on early retirement of debt	(2,277)	—	N/M
Equity in earnings of unconsolidated subsidiaries	4,135	12,788	209.3%
Gain on sale of equity investment	—	29,647	N/M
Interest expense	(64,032)	(79,728)	24.5%

Income before income taxes	164,480	175,197	6.5%

Income tax expense	63,823	65,048	1.9%

Net income	100,657	110,149	9.4%

Less: Net income attributable to non-controlling interests	5,742	8,740	52.5%

Net income attributable to Select Medical Holdings Corporation	$94,915	$101,409	6.8%

Weighted average shares outstanding(1):
Basic	129,706	127,541
Diluted	130,177	127,844

Income per common share(1):
Basic	$0.71	$0.77
Diluted	$0.71	$0.77

Dividends paid per share	$0.30	$0.10

(1)               Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $2.9 million and $2.5 million for the nine months ended September 30, 2015 and 2014, respectively.  Unvested restricted weighted average shares were 3,788 thousand and 3,537 thousand for the nine months ended September 30, 2015 and 2014, respectively.

N/M - Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2014	September 30, 2015
Assets

Cash	$3,354	$22,635

Accounts receivable, net	444,269	574,845

Current deferred tax asset	15,991	23,346

Other current assets	64,030	80,705

Total Current Assets	527,644	701,531

Property and equipment, net	542,310	800,430

Goodwill	1,642,083	2,367,228

Other identifiable intangibles	72,519	258,640

Other assets	140,253	186,576

Total Assets	$2,924,809	$4,314,405

Liabilities and Equity

Payables and accruals	$383,550	$504,823

Current portion of long-term debt	10,874	17,666

Total Current Liabilities	394,424	522,489

Long-term debt, net of current portion	1,542,102	2,333,078

Non-current deferred tax liability	109,203	182,963

Other non-current liabilities	92,855	145,277

Total Liabilities	2,138,584	3,183,807

Redeemable non-controlling interests	10,985	257,122

Total equity	775,240	873,476

Total Liabilities and Equity	$2,924,809	$4,314,405

IV.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended September 30, 2014 and 2015

(In thousands, unaudited)

	2014	2015
Operating Activities
Net Income	$28,296	$32,810
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	11,939	11,762
Depreciation and amortization	17,584	31,472
Provision for bad debts	10,357	18,287
Equity in earnings of unconsolidated subsidiaries	(1,988)	(6,348)
Gain on sale of assets and businesses	(1,379)	(1,515)
Gain on sale of equity investment	—	(29,647)
Stock compensation expense	3,271	3,450
Amortization of debt discount, premium and issuance costs	1,802	2,719
Deferred income taxes	1,569	(2,497)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	31,325	40,487
Other current assets	3,426	3,458
Other assets	1,195	972
Accounts payable	(8,067)	(5,878)
Accrued expenses	14,069	32,009
Income taxes	(3,325)	(3,170)
Net cash provided by operating activities	110,074	128,371

Investing activities
Purchases of property and equipment	(22,857)	(45,080)
Proceeds from sale of assets	—	1,542
Investment in businesses	(2,960)	(848)
Proceeds from sale of equity investment	—	33,096
Acquisition of businesses, net of cash acquired	(757)	(1,875)
Net cash used in investing activities	(26,574)	(13,165)

Financing activities
Borrowings on revolving facilities	160,000	180,000
Payments on revolving facilities	(230,000)	(275,000)
Borrowings of other debt	925	1,451
Principal payments on other debt	(4,647)	(4,847)
Proceeds from (repayment of) bank overdrafts	13,618	(3,237)
Dividends paid to common stockholders	(13,104)	—
Repurchase of common stock	(1,557)	(13,622)
Proceeds from issuance of common stock	248	279
Proceeds from issuance of non-controlling interest	185	—
Tax benefit from stock based awards	—	372
Distributions to non-controlling interests	(1,279)	(3,158)
Net cash used in financing activities	(75,611)	(117,762)

Net increase (decrease) in cash and cash equivalents	7,889	(2,556)

Cash and cash equivalents at beginning of period	3,140	25,191
Cash and cash equivalents at end of period	$11,029	$22,635

Supplemental Cash Flow Information
Cash paid for interest	$8,675	$20,005
Cash paid for taxes	$19,713	$23,203

V.  Condensed Consolidated Statement of Cash Flows

For the Nine Months Ended September 30, 2014 and 2015

(In thousands, unaudited)

	2014	2015
Operating Activities
Net Income	$100,657	$110,149
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	11,939	11,814
Depreciation and amortization	51,009	70,668
Provision for bad debts	32,490	43,243
Equity in earnings of unconsolidated subsidiaries	(4,135)	(12,788)
Gain on sale of assets and businesses	(1,236)	(1,264)
Gain on sale of equity investment	—	(29,647)
Loss on early retirement of debt	2,277	—
Stock compensation expense	7,391	9,244
Amortization of debt discount, premium and issuance costs	5,651	6,746
Deferred income taxes	2,844	(6,925)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(52,924)	(48,778)
Other current assets	491	(4,580)
Other assets	(2,267)	4,540
Accounts payable	2,276	3,047
Accrued expenses	(17)	32,716
Income taxes	(4,203)	15,246
Net cash provided by operating activities	152,243	203,431

Investing activities
Purchases of property and equipment	(73,350)	(113,992)
Proceeds from sale of assets	—	1,542
Investment in businesses	(3,135)	(1,703)
Proceeds from sale of equity investment	—	33,096
Acquisition of businesses, net of cash acquired	(1,211)	(1,049,872)
Net cash used in investing activities	(77,696)	(1,130,929)

Financing activities
Borrowings on revolving facilities	675,000	840,000
Payments on revolving facilities	(655,000)	(675,000)
Payments on Select term loans	(33,994)	(26,884)
Issuance of 6.375% senior notes, includes premium	111,650	—
Proceeds from Concentra term loans, net of discounts	—	646,875
Borrowings of other debt	7,036	11,041
Principal payments on other debt	(11,696)	(13,167)
Proceeds from bank overdrafts	10,304	2,353
Debt issuance costs	(4,434)	(23,300)
Dividends paid to common stockholders	(40,257)	(13,129)
Repurchase of common stock	(129,057)	(13,622)
Proceeds from issuance of common stock	5,545	1,604
Proceeds from issuance of non-controlling interest	185	217,065
Distributions to non-controlling interests	(3,119)	(7,440)
Tax benefit from stock based awards	—	383
Net cash provided by (used in) financing activities	(67,837)	946,779

Net increase in cash and cash equivalents	6,710	19,281

Cash and cash equivalents at beginning of period	4,319	3,354
Cash and cash equivalents at end of period	$11,029	$22,635

Supplemental Cash Flow Information
Cash paid for interest	$47,782	$59,937
Cash paid for taxes	$65,184	$55,905

VI.  Key Statistics

For the Three Months Ended September 30, 2014 and 2015

 (unaudited)

	2014	2015	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	113	110
Rehabilitation hospitals (a)	16	17
Total specialty hospitals	129	127

Net operating revenues (,000)	$556,335	$562,328	1.1%

Number of patient days (b)	332,120	338,412	1.9%

Number of admissions (b)	13,787	13,927	1.0%

Net revenue per patient day (b)(c)	$1,543	$1,522	(1.4)%

Adjusted EBITDA (,000)	$80,950	$53,656	(33.7)%

Adjusted EBITDA margin	14.6%	9.5%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,023	1,033

Net operating revenues (,000)	$201,720	$199,593	(1.1)%

Number of visits (e)	1,239,932	1,306,637	5.4%

Revenue per visit (e)(f)	$103	$103	—

Adjusted EBITDA (,000)	$23,012	$23,807	3.5%

Adjusted EBITDA margin	11.4%	11.9%

Concentra
Number of centers — end of period (g)		300

Net operating revenues (,000)		$258,969

Number of visits (g)		1,980,496

Revenue per visit (g)(h)		$114

Adjusted EBITDA (,000)		$25,584

Adjusted EBITDA margin		9.9%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

VII.  Key Statistics

For the Nine Months Ended September 30, 2014 and 2015

(unaudited)

	2014	2015	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	113	110
Rehabilitation hospitals (a)	16	17
Total specialty hospitals	129	127

Net operating revenues (,000)	$1,678,793	$1,753,445	4.4%

Number of patient days (b)	1,004,049	1,034,166	3.0%

Number of admissions (b)	41,524	42,352	2.0%

Net revenue per patient day (b)(c)	$1,546	$1,563	1.1%

Adjusted EBITDA (,000)	$261,788	$241,575	(7.7)%

Adjusted EBITDA margin	15.6%	13.8%

Outpatient Rehabilitation
Number of clinics — end of period: (d)	1,023	1,033

Net operating revenues (,000)	$614,368	$603,831	(1.7)%

Number of visits (e)	3,704,504	3,879,409	4.7%

Revenue per visit (e)(f)	$104	$103	(1.0)%

Adjusted EBITDA (,000)	$74,433	$74,662	0.3%

Adjusted EBITDA margin	12.1%	12.4%

Concentra
Number of centers — end of period (g)		300

Net operating revenues (,000)		$345,798

Number of visits (g)		2,654,330

Revenue per visit (g)(h)		$114

Adjusted EBITDA (,000)		$36,783

Adjusted EBITDA margin		10.6%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

VIII.  Net Income to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2014 and 2015

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, equity in earnings (losses) of unconsolidated subsidiaries, and gain on sale of equity investment. The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Net income	$28,296	$32,810	$100,657	$110,149
Income tax expense	17,956	18,347	63,823	65,048
Loss on early retirement of debt	—	—	2,277	—
Interest expense	21,753	33,052	64,032	79,728
Equity in earnings of unconsolidated subsidiaries	(1,988)	(6,348)	(4,135)	(12,788)
Gain on sale of equity investment	—	(29,647)	—	(29,647)
Stock compensation expense:
Included in general and administrative	2,650	3,433	5,840	8,073
Included in cost of services	549	1,392	1,479	2,402
Depreciation and amortization	17,584	31,472	51,009	70,668
Concentra acquisition costs	—	—	—	4,715
Adjusted EBITDA	$86,800	$84,511	$284,982	$298,348

Specialty hospitals	$80,950	$53,656	$261,788	$241,575
Outpatient rehabilitation	23,012	23,807	74,433	74,662
Concentra	—	25,584	—	36,783
Other (a)	(17,162)	(18,536)	(51,239)	(54,672)
Adjusted EBITDA	$86,800	$84,511	$284,982	$298,348

(a)         Other primarily includes general and administrative costs.

IX.  Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Nine Months Ended September 30, 2014 and 2015

(In thousands, except per share amounts, unaudited)

	2014	Per Share (a)	2015	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$94,915		$101,409
Earnings allocated to unvested restricted stockholders	(2,519)		(2,925)
Net income available to common stockholders	92,396	$0.71	98,484	$0.77

Adjustment for early retirement of debt:
Loss on early retirement of debt	2,277	0.02	—	—
Estimated income tax benefit (b)	(925)	(0.01)	—	—
Earnings allocated to unvested restricted stockholders	(36)	(0.00)	—	—

Adjusted net income available to common stockholders	$93,712	$0.72	$98,484	$0.77
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.72		$0.77

Weighted average common shares outstanding:
Basic		129,706		127,541
Diluted		130,177		127,844

(a)   Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)   Represents the estimated tax benefit on the adjustments to net income.